As filed with the Securities and Exchange Commission on September 6, 2012

Registration No. 333-151882

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1655029
(State of Incorporation)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 200 Westminster, CO	80020
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan

(Full title of the plan)

Abraham N. Oler

President

Allos Therapeutics, Inc.

c/o Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(702) 835-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

R. Scott Falk, Esq. Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, Illinois 60654 (312) 862-2000	Eva H. Davis, Esq. Kirkland & Ellis LLP 333 South Hope St. Los Angeles, California 90071 (213) 680-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Allos Therapeutics, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-151882) (the “Registration Statement”) with the Securities and Exchange Commission on June 24, 2008. On September 5, 2012, pursuant to that certain Agreement and Plan of Merger, dated as of April 4, 2012, by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Sapphire Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

This Post-Effective Amendment to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, par value $.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock, the sale of which was registered under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 6, 2012.

ALLOS THERAPEUTICS, INC.

By:	/s/ Abraham N. Oler
Abraham N. Oler
President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.